Exhibit 4.2
FIRST SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated August 9, 2011, by and among AmeriGas Partners, L.P., a Delaware limited partnership (the “Company”), AP Eagle Finance Corp., a Delaware corporation (the “Co-Issuer,” and together with the Company, the “Issuers”), and U.S. Bank National Association, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuers and the Trustee are parties to an Indenture dated January 26, 2006 (the “Original Indenture,” together with this First Supplemental Indenture, the “Indenture”), providing for the issuance of an aggregate principal amount of $350,000,000 of 7 1/8% Senior Notes due 2016 (the “Notes”);
WHEREAS, pursuant to Section 9.2 of the Original Indenture, the Issuers and the Trustee may amend or supplement the Original Indenture or the Notes as contemplated by this First Supplemental Indenture with the consent of the Holders of at least a majority in aggregate principal amount of Notes then outstanding (the “Requisite Consents”);
WHEREAS, the Company has commenced a tender offer (the “Tender Offer”) for the Notes and, in connection therewith, a solicitation of consents (the “Solicitation”) from the holders of the Notes (the “Holders”) to certain amendments to the Original Indenture as set forth in the Offer to Purchase and Consent Solicitation Statement of the Company dated July 27, 2011 (collectively, as the same may be amended, supplemented or modified from time to time, the “Tender Offer Materials”);
WHEREAS, pursuant to the Solicitation, the Issuers have received the Requisite Consents;
WHEREAS, pursuant to Sections 10.4 and 10.5 of the Indenture, there has been delivered to the Trustee on the date hereof an Officers’ Certificate and an Opinion of Counsel certifying that this First Supplemental Indenture complies with applicable provisions of the Indenture; and
WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery hereof have in all respects been duly authorized by the parties hereto.
NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:
1)	DEFINITIONS. Capitalized terms used but not defined in this First Supplemental Indenture shall have the specified meanings set forth in the Original Indenture. Any defined terms present in the Original Indenture or the Notes but no longer used as a result of the amendments made by this First Supplemental Indenture are hereby deleted. Any defined term used in the Original Indenture or the Notes that is set forth in any of the sections or clauses deleted by this First Supplemental Indenture and still used in the Original Indenture or the Notes after the amendments made by this First Supplemental Indenture become operative shall be deemed to become part of, and defined in, Section 1.1.of the Original Indenture. Such defined terms are to be in alphanumeric order within Section 1.1 of the Original Indenture.

2)	AMENDMENTS TO INDENTURE.
a)	The amendments set forth in this First Supplemental Indenture shall become operative on the date that the Company notifies D.F. King & Co., Inc., in its capacity as Depositary in connection with the Tender Offer, that the Notes tendered are accepted for purchase and payment pursuant to the Tender Offer on the Initial Payment Date (as defined in the Tender Offer Materials) or if there is no Initial Payment Date, on the Final Payment Date (as defined in the Tender Offer Materials). If the Notes are not accepted for payment by the Company for any reason, the amendments set forth herein will not become operative. The Company shall give the Trustee prompt written notice of the effectiveness of the amendments.
b)	The sections of the Original Indenture identified below will be deleted or amended as indicated. In addition, any references in the Indenture to sections deleted pursuant to this First Supplemental Indenture shall be of no further force and effect.
i)	Sections 4.3, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16 and 4.17 of the Original Indenture shall be deleted in their entirety, and each such section replaced with “[intentionally omitted]” in lieu thereof.
ii)	Clauses (a) and (b) of Section 5.1 of the Indenture shall be replaced by the following language:
(a) The Partnership shall not consolidate or merge with or into (whether or not the Partnership is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless the Person formed by or surviving any such consolidation or merger (if other than the Partnership) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Partnership under the Notes and this Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee.
(b) Finance Corp. shall not consolidate or merge with or into (whether or not Finance Corp. is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless the Person formed by or surviving any such consolidation or merger (if other than Finance Corp.) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of Finance Corp. under the Notes and this Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee.
iii)	Section 6.1 of the Indenture shall be amended by deleting clauses (4), (5), (6) and (7) in their entirety and inserting “[intentionally omitted]” in lieu thereof.

iv)	Section 8.4 of the Indenture shall be amended by deleting clauses (b), (c) and (f) in their entirety and inserting “[intentionally omitted]” in lieu thereof, and by replacing clause (a) with the following language:
(a) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient to pay the principal of, premium and Liquidated Damages, if any, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;
3)	RATIFICATION OF INDENTURE; FIRST SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes (whether heretofore or hereafter authenticated and delivered) shall be bound hereby.
4)	GOVERNING LAW. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the state of New York.
5)	TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.
6)	COUNTERPARTS. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
7)	EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not effect the construction thereof.
8)	CONFLICT WITH TIA. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this First Supplemental Indenture by any provision of the Trust Indenture Act of 1939, as amended, such required provision shall control.
9)	SUCCESSORS AND ASSIGNS. All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.
10)	SEPARABILITY CLAUSE. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY: AMERIGAS PARTNERS, L.P. by AmeriGas Propane, Inc., as General Partner
By:	/s/ John S. Iannarelli
	Name:	John S. Iannarelli
	Title:	Vice President — Finance and Chief Financial Officer

CO-ISSUER: AP EAGLE FINANCE CORP.
By:	/s/ John S. Iannarelli
	Name:	John S. Iannarelli
	Title:	Vice President — Finance and Chief Financial Officer

TRUSTEE: U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Constantine Hromych
	Name:	Constantine Hromych
	Title:	Vice President
Signature Page to First Supplemental Indenture (Senior Notes due 2016)